Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BREITBURN ENERGY PARTNERS LP,

BREITBURN GP LLC

BOOM MERGER SUB, LLC,

QR ENERGY, LP

AND

QRE GP, LLC

DATED AS OF JULY 23, 2014

i

5.21	Related Party Transactions	42
5.22	Insurance	43
5.23	Regulatory Matters	43
5.24	Derivatives	43
5.25	State Takeover Statutes	43
5.26	Partnership Unitholder Approval	43
5.27	Financial Advisors	44
5.28	No Other Representations and Warranties	44

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB	44
6.1	Organization, General Authority and Standing	44
6.2	Capitalization	45
6.3	Equity Interests in other Entities	46
6.4	Power, Authority and Approvals of Transactions	46
6.5	No Violations or Defaults	46
6.6	Consents and Approvals	46
6.7	Financial Reports and Parent SEC Documents	47
6.8	Internal Controls and Procedures	47
6.9	Absence of Undisclosed Liabilities	48
6.10	Absence of Certain Changes or Events	48
6.11	Compliance with Applicable Law; Permits	49
6.12	Material Contracts	49
6.13	Environmental Matters	50
6.14	Reserve Report	51
6.15	Title to Properties	51
6.16	Litigation	52
6.17	Information Supplied	52
6.18	Tax Matters	52
6.19	Employee Benefits	53
6.20	Intellectual Property	55
6.21	Financial Advisors	55
6.22	Related Party Transactions	55
6.23	Operations of Merger Sub	56
6.24	Insurance	56
6.25	Regulatory Matters	56
6.26	Derivatives	56
6.27	Availability of Funds	57
6.28	No Other Representations and Warranties	57

ARTICLE VII	COVENANTS	57
7.1	Consummation of the Merger	57
7.2	Registration Statement; Proxy Statement	59
7.3	Alternative Proposals; Change in Recommendation	61
7.4	Access to Information; Confidentiality	65
7.5	Public Statements	67

ii

7.6	Confidentiality	67
7.7	Takeover Laws	67
7.8	New Common Units Listed	67
7.9	Third-Party Approvals	67
7.10	Indemnification; Directors’ and Officers’ Insurance	68
7.11	Notification of Certain Matters	71
7.12	Section 16 Matters	71
7.13	[Intentionally Omitted]	72
7.14	Distributions	72
7.15	Employee Benefits	72
7.16	Transaction Litigation	74
7.17	Financing Cooperation	74
7.18	Parent Distributions	75
7.19	Director Appointment	75

ARTICLE VIII	CONDITIONS TO CONSUMMATION OF THE MERGER	75
8.1	Mutual Closing Conditions	75
8.2	Additional Partnership Conditions to Closing	76
8.3	Additional Parent Conditions to Closing	77

ARTICLE IX	TERMINATION	78
9.1	Termination of Agreement	78
9.2	Procedure Upon Termination	79
9.3	Effect of Termination	79
9.4	Fees and Expenses	79

ARTICLE X	MISCELLANEOUS	81
10.1	Amendment or Supplement	81
10.2	Counterparts	81
10.3	Governing Law	81
10.4	Notices	81
10.5	Assignment	82
10.6	Entire Understanding; No Third-Party Beneficiaries	83
10.7	Severability	83
10.8	Jurisdiction	83
10.9	Waiver of Jury Trial	84
10.10	No Recourse	84
10.11	Specific Performance	84
10.12	Survival	85
10.13	No Recourse to Financing Sources	85

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2014 (this “Agreement”), is entered into by and among Breitburn Energy Partners LP, a Delaware limited partnership (“Parent”), Breitburn GP LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Boom Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub” and, with Parent and Parent GP, the “Parent Entities”), QR Energy, LP, a Delaware limited partnership (the “Partnership”), and QRE GP, LLC, a Delaware limited liability company (“Partnership GP” and, with the Partnership, the “Partnership Entities”).

RECITALS

WHEREAS, the Conflicts Committee has (a) determined that this Agreement is advisable to and in the best interests of the Partnership and the Partnership Unitholders who are not affiliates of the Partnership, (b) approved this Agreement and the transactions contemplated hereby and (c) recommended adoption of this Agreement by the Board of Directors of Partnership GP (the “Partnership Board”);

WHEREAS, the Partnership Board has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend adoption of this Agreement by the Partnership Unitholders;

WHEREAS, the Board of Directors of Parent GP (the “Parent Board”) and the Board of Directors of Merger Sub have approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, as a condition to the Parent Entities’ willingness to enter into this Agreement, certain holders of the issued and outstanding Partnership Common Units and the holders of the issued and outstanding Partnership Class B Units and Partnership Class C Units have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the “Support Agreement”), pursuant to which, among other things, they have agreed to vote to adopt this Agreement and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, concurrently with execution of this Agreement, certain holders of the issued and outstanding Partnership Common Units, Partnership Class B Units and Partnership Class C Units have entered into a Registration Rights Agreement with Parent (the “Registration Rights Agreement”), pursuant to which, among other things, Parent will file a registration statement with the SEC to register for resale certain New Common Units issued pursuant to Section 3.1.

WHEREAS, concurrently with execution of this Agreement, the holders of the Contingent Class B Units have waived the right to receive certain Contingent Class B Units otherwise issuable upon a Change of Control (as used in Section 7.4 of the Existing Partnership Agreement) (the “Contingent Class B Waiver”);

WHEREAS, concurrently with execution of this Agreement, the holders of the issued and outstanding Partnership Class C Units have consented to the Merger and the other transactions contemplated by this Agreement, including the payment of the Cash Consideration as provided herein, and agreed not to convert any of their Partnership Class C Units into Partnership Common Units (the “Class C Agreement”);

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Common Unit as reported on the NASDAQ for the 10 consecutive full trading days (in which such Parent Common Units are traded on the NASDAQ) ending at the close of trading on the full trading day immediately preceding such date.

“Business Day” means any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by and between Parent and the Partnership dated as of April 17, 2014.

“Conflicts Committee” has the meaning set forth in the Existing Partnership Agreement.

“Contingent Class B Units” has the meaning set forth in the Existing Partnership Agreement.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

“Director and Officer Indemnification Agreement” means, those certain Director Indemnification Agreements between the directors and officers of the Partnership GP, on the one hand, and the Partnership, on the other hand.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Employee Benefit Plan” means:

(a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and

(b) any personnel policy (oral or written), unit option, restricted unit, unit purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan or agreement, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and other employee benefit plan, agreement, arrangement, program, practice, or understanding.

“Employees” means all individuals employed by the Partnership, QRM, or any of their respective Affiliates or their respective Subsidiaries, in any case, whose employment relationship, as of the Closing Date, primarily relates to the Partnership, including any such individual who is absent due to vacation, family leave, short-term disability or other approved leave of absence.

“Environmental Law” means any Law that relates to:

(a) the protection of occupational health and safety;

(b) the protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life, any other natural resource or any matter arising out of or relating to pollution or contamination), or

(c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of Hazardous Materials, in each case as in effect at the date of this Agreement.

“Environmental Permit” means any permit, license, regulation, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Partnership or Parent, as applicable, within the meaning of Section 414(b), (k), or (m) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 22, 2010, as amended by Amendment No. 1 dated October 3, 2011, Amendment No. 2 dated December 12, 2013 and Amendment No. 3 dated March 2, 2014, and as it may be amended prior to the Effective Time to implement the Contingent Class B Waiver.

“Financial Advisors” means RBC Capital Markets, LLC and Greenhill & Co., financial advisors to the Partnership, and Tudor, Pickering, Holt & Co. Securities, Inc., financial advisor to the Conflicts Committee.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over Parent or the Partnership, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Material” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” pursuant to any Environmental Law, including petroleum and petroleum by-products, PCBs, and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or any combination thereof produced or associated therewith.

“Indebtedness” of any Person means:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property);

(b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;

(c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

(e) indebtedness of others as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnitees” means (i) the Partnership GP or any predecessor thereof and (ii) any Person who is or was manager, managing member, director, officer or employee of the Partnership GP or any predecessor thereof, the Partnership or its Subsidiaries.

“Knowledge” means the actual knowledge after reasonable inquiry of, in the case of the Partnership, the individuals listed in Section 1.1 of the Partnership Disclosure Schedule and, in the case of Parent, the individuals listed on Section 1.1 of the Parent Disclosure Schedule.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority, including common law.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Material Adverse Effect” means, when used with respect to a Person, any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (contingent or otherwise) or results of operations of such Person and its Subsidiaries taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred:

(a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials.

(b) changes in general economic conditions in the:

(i) oil and gas exploration and production industry;

(ii) the natural gas gathering, compressing, treating, processing and transportation industry generally;

(iii) the natural gas liquids fractionating and transportation industry generally;

(iv) the crude oil and condensate logistics and marketing industry generally; and

(v) the natural gas marketing and trading industry generally (including in each case changes in law affecting such industries);

(c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

(d) any hurricane, tornado, flood, earthquake or other natural disaster;

(e) with respect to the Partnership only, actions or omissions of Parent, or its Affiliates, or any action taken at the request of or with the consent of Parent;

(f) the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of obligations under this Agreement);

(g) any change in the market price or trading volume of the common units representing limited partner interests of such Person (it being understood and agreed that the exception in this clause (g) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect);

(h) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(i) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or the interpretations thereof; and

(j) any legal proceedings commenced by or involving any current or former member, partner, unitholder or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clauses (a), (b), (c) or (d) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately and adversely affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates.

“NASDAQ” means the NASDAQ Stock Market.

“NYSE” means the New York Stock Exchange.

“Other Parties” means (i) with respect to the Partnership and Partnership GP, Parent, Parent GP and Merger Sub, and (ii) with respect to Parent and Merger Sub, the Partnership and Partnership GP.

“Parent Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Parent, dated as of May 21, 2014, as amended by Amendment No. 1 dated July 1, 2014.

“Parent Common Units” means the common units representing limited partner interests in Parent having the rights and obligations specified with respect to “Common Units” as set forth in the Parent Agreement.

“Parent Preferred Units” means the 8.25% Series A Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in Parent having the rights and obligations specified in the Parent Agreement.

“Parent Restricted Units” means any award of Parent Common Units issued under the First Amended and Restated Breitburn Energy Partners LP 2006 Long Term Incentive Plan that is subject to vesting or forfeiture conditions.

“Parent Unitholders” means the holders of outstanding Parent Common Units and Parent Preferred Units.

“Partnership Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership as filed with the Secretary of State of the State of Delaware on September 20, 2010.

“Partnership Class B Units” means the class B units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “Class B Units” as set forth in the Existing Partnership Agreement.

“Partnership Class C Units” means the class C convertible preferred units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “Class C Convertible Preferred Units” as set forth in the Existing Partnership Agreement.

“Partnership Common Units” means the common units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “Common Units” as set forth in the Existing Partnership Agreement.

“Partnership GP” means QRE GP, LLC.

“Partnership GP Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Partnership GP, dated as of March 2, 2014.

“Partnership LTIP” means the QR Energy Long-Term Incentive Plan, as amended from time to time.

“Partnership Unitholders” means the holders of outstanding Partnership Common Units, Partnership Class B Units and Partnership Class C Preferred Units.

“Partnership Units” means the Partnership Common Units, Partnership Class B Units and Partnership Class C Units.

“Party” means a party to this Agreement.

“Permitted Encumbrances” means:

(a) to the extent waived prior to the Effective Time by the person entitled to exercise such right, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(c) lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Partnership Reserve Report or the Parent Reserve Report, as applicable, including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(d) (i) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, or (ii) Liens on pipeline or pipeline facilities which arise out of operation of Law, or (iii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business, provided, however, that, in the case of any Lien described in the foregoing clauses (i), (ii) or (iii), such Lien (A) secures obligations that are not Indebtedness and are not delinquent and (B) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(e) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(f) pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

(g) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Partnership or any of its Subsidiaries, to the extent existing on the date of this Agreement;

(h) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(i) such title defects as Parent (in the case of title defects with respect to properties or assets of the Partnership or its Subsidiaries) or the Partnership (in the case of title defects with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing;

(j) rights reserved to or vested in any Governmental Authority to control or regulate any of the Partnership’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner;

(k) Liens existing on the date of this Agreement securing any Indebtedness;

(l) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Partnership or Parent or any of their respective Subsidiaries that are customarily granted in the oil and gas industry and (i) do not materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties which are deducted in the calculation of discounted present value in the Partnership Reserve Report or the Parent Reserve Report, as applicable, including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; and

(m) any Liens discharged at or prior to the Effective Time; and

(n) all other Liens, charges, encumbrances, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to (i) materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties which are deducted in the calculation of discounted present value in the Partnership Reserve Report or the Parent Reserve Report, as applicable, including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest.

“Person” or “person” means any individual, corporation, limited liability company (or any series thereof), limited or general partnership (or any series thereof), limited liability partnership, limited liability limited partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“QRM” means Quantum Resources Management, LLC, a Delaware limited liability company.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” means, with respect to any person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Partnership or any of its Subsidiaries and used for the conduct of the business of the Partnership or any of its Subsidiaries as presently conducted.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

1.2 Terms Defined Elsewhere. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Action	7.10(a)
Adjusted Class B Amount	3.5
Affiliate	1.1
Agreement	Preamble
Alternative Proposal	7.3(j)(i)
Antitrust Laws	7.1(a)
Average Closing Price	1.1
Balance Sheet Date	5.9
Book-Entry Units	3.2
Business Day	1.1
Business Employee	7.15(a)
Cash Consideration	3.1(d)
CERCLA	1.1
Certificate	3.2
Certificate of Merger	2.1(b)
Claim	7.10(a)
Class C Agreement	Recitals
Closing	2.2
Closing Date	2.2
Code	1.1
Confidentiality Agreement	1.1
Conflicts Committee	1.1
Contingent Class B Units	1.1
Contingent Class B Waiver	Recitals
Continuing Employees	7.15(a)
control	1.1
controlled by	1.1
controlling	1.1
Derivative	1.1
Director and Officer Indemnification Agreement	1.1
Disguised Sale	3.3(k)

Term	Section
Divestiture Action	7.1(d)
DLLCA	1.1
DRULPA	1.1
Effective Time	2.1(b)
Employee Benefit Plan	1.1
Employees	1.1
Environmental Law	1.1
Environmental Permit	1.1
ERISA	1.1
ERISA Affiliate	1.1
Exchange Act	1.1
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(c)
Existing Partnership Agreement	1.1
Expenses	9.4(f)
Financial Advisors	1.1
Finance Related Parties	10.13
Financing Sources	10.13
GAAP	1.1
Governmental Authority	1.1
Hazardous Material	1.1
HSR Act	1.1
Hydrocarbons	1.1
Indebtedness	1.1
Indemnification Expenses	7.10(a)
Indemnified Parties	7.10(a)
Indemnitees	1.1
Intervening Event	7.3(e)
Knowledge	1.1
Law	1.1
Letter of Transmittal	3.3(b)
Lien	1.1
Material Adverse Effect	1.1
Maximum Amount	7.10(d)
Merger	2.1(a)
Merger Consideration	3.1(c)
Merger Sub	Preamble
NASDAQ	1.1
New Common Units	3.1(c)
Notice Period	7.3(d)(i)
NYSE	1.1
Other Parties	1.1
Outside Date	9.1(e)

Term	Section
Parent	Preamble
Parent Agreement	1.1
Parent Board	Recitals
Parent Common Units	1.1
Parent Disclosure Schedule	4.2
Parent Employee	6.19(a)
Parent Employee Benefit Plan	6.19(a)
Parent Entities	Preamble
Parent Financial Statements	6.7(b)
Parent GP	Preamble
Parent Intellectual Property	6.20
Parent Material Adverse Effect	Article VI
Parent Material Agreement	6.12
Parent Permits	6.11(b)
Parent Preferred Units	1.1
Parent Reserve Report	6.14
Parent SEC Documents	Article VI
Parent Unitholders	1.1
Partnership	Preamble
Partnership 2014 Budget	4.1(a)
Partnership Board	Recitals
Partnership Board Recommendation	7.2(b)
Partnership Certificate of Limited Partnership	1.1
Partnership Change in Recommendation	7.3(c)
Partnership Class B Units	1.1
Partnership Class C Units	1.1
Partnership Common Units	1.1
Partnership Disclosure Schedule	4.1
Partnership Employee Benefit Plan	5.19(a)
Partnership Entities	Preamble
Partnership Equity Awards	3.5
Partnership Financial Statements	5.7(b)
Partnership GP	Preamble, 1.1
Partnership GP Agreement	1.1
Partnership Intellectual Property	5.19(e)
Partnership LTIP	1.1
Partnership Material Adverse Effect	Article V
Partnership Material Agreement	5.12(a)
Partnership Meeting	5.6
Partnership Parties	10.13
Partnership Performance Units	3.5
Partnership Permits	5.11(b)
Partnership Related Party Transaction	5.21
Partnership Reserve Report	5.14

Term	Section
Partnership Restricted Units	3.5
Partnership SEC Documents	Article V
Partnership Unitholder Approval	8.1(a)
Partnership Unitholders	1.1
Partnership Units	1.1
Party	1.1
PBGC	5.19(f)
Pension Plan	5.19(f)
Permitted Encumbrances	1.1
person	1.1
Person	1.1
Proceedings	5.16
Proxy Statement	5.6
Registration Rights Agreement	Recitals
Registration Statement	6.6
Regular Distribution	3.2
Related Party Transaction	5.21
Release	1.1
Representatives	1.1
Rights	1.1
SEC	1.1
Securities Act	1.1
Subsidiary	1.1
Superior Proposal	7.3(j)(ii)
Support Agreement	Recitals
Surviving Entity	2.1(a)
Systems	1.1
Takeover Law	1.1
Tax Law	1.1
Tax Return	1.1
Taxes	1.1
Termination Fee	9.4(f)
under common control with	1.1
Willful Breach	9.3
4062(e) Event	5.19(f)

1.3 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Annexes and Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days mean calendar days unless otherwise provided; and

(o) all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

2.1 The Merger.

(a) The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub will merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease, and the Partnership will survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(b) Effectiveness and Effects of the Merger. Subject to provisions of this Agreement, the Merger will become effective upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) Certificate of Limited Partnership and Agreement of Limited Partnership. At the Effective Time, (i) the Partnership Certificate of Limited Partnership will remain unchanged and will be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law and (ii) the Existing Partnership Agreement will remain unchanged and will be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

(d) Admission as Partner. At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Existing Partnership Agreement, Parent is hereby admitted as the sole limited partner of the Partnership and will hold all limited partner interests in the Partnership, (b) Partnership GP shall continue as the general partner of the Partnership, and (c) the Partnership shall continue without dissolution.

2.2 Closing. Subject to the provisions of Article VIII, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which Parent and the Partnership may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement will take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760, at 10:00 a.m. Houston time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Parent GP Merger Sub, the Partnership, Partnership GP or any holder of Parent securities or Partnership Common Units, Partnership Class B Units or Partnership Class C Units:

(a) All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time will be automatically converted into the sole limited partner interest in the Partnership.

(b) The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will remain outstanding in the Surviving Entity in the form set forth in the Existing Partnership Agreement, and the Partnership GP, as the holder of such general partner interest, will continue as the sole general partner of the Surviving Entity as set forth in the Existing Partnership Agreement. At the Effective Time, the books and records of the Partnership will be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time cease to be limited partners of the Partnership pursuant to the terms of this Agreement and that Parent is the sole limited partner of the Partnership, and the Partnership will continue without dissolution.

(c) Each Partnership Common Unit and Partnership Class B Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.9856 Parent Common Units (the “Merger Consideration,” and such ratio, the “Exchange Ratio”), which Parent Common Units will be duly authorized and validly issued in accordance with applicable Laws and the Parent Agreement, as applicable (such Parent Common Units described in this clause (c) are referred to herein as the “New Common Units”). Notwithstanding anything to the contrary in this Agreement, in no event will Parent be obligated to issue in excess of 72,001,686 New Common Units as part of the Merger Consideration.

(d) Each Partnership Class C Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to (i) $350 million divided by (ii) the number of Partnership Class C Units outstanding immediately prior to the Effective Time (the “Cash Consideration”), which shall be treated as a purchase of the Class C Units by Parent from such holders in accordance with Treas. Reg. §1.708-1(c)(4).

(e) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Partnership Common Units, Partnership Class B Units and Partnership Class C Units (if any) owned by the Partnership or its wholly-owned Subsidiaries or by Parent or its wholly-owned Subsidiaries will automatically be cancelled and no consideration will be received therefor.

3.2 Rights As Unitholders; Unit Transfers. All Partnership Common Units and Partnership Class B Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) and all Partnership Class C Units converted into the right to receive the Cash

Consideration pursuant to Section 3.1(d) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate representing Partnership Common Units, Partnership Class B Units or Partnership Class C Units (a “Certificate”) and each holder of non-certificated Partnership Common Units, Partnership Class B Units or Partnership Class C Units represented by book-entry (“Book-Entry Units”) will cease to be a limited partner of the Partnership and cease to have any rights with respect thereto, except the right to receive, in the case of a holder of Partnership Common Units or Partnership Class B Units, (a) the Merger Consideration, and the right to be admitted as an additional limited partner of Parent in connection therewith, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(d), and (c) any distributions in accordance with Section 3.3(c), and, in the case of a holder of Partnership Class C Units, the Cash Consideration, in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3; provided, however, that the rights of (i) any holder of the Partnership Equity Awards will be as set forth in Section 3.5, and (ii) Parent and its Subsidiaries, and the Partnership and its Subsidiaries will be as set forth in Section 3.1(e). In addition holders as of the relevant record date of Partnership Common Units, Partnership Class B Units and Partnership Class C Units outstanding immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such Partnership Common Units, Partnership Class B Units and Partnership Class C Units with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such units in accordance with the terms of the Existing Partnership Agreement and this Agreement and which remains unpaid as of the Effective Time (a “Regular Distribution”). Regular Distributions by the Partnership are not part of the Merger Consideration or Cash Consideration, and will be paid on the payment date set therefor to such holders of Partnership Common Units, Partnership Class B Units and Partnership Class C Units whether or not they exchange their Partnership Common Units, Partnership Class B Units and Partnership Class C Units pursuant to Section 3.3. At the Effective Time, the unit transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the unit transfer books of the Partnership with respect to Partnership Common Units, Partnership Class B Units and Partnership Class C Units.

3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint a commercial bank or trust company reasonably acceptable to the Partnership to act as exchange agent hereunder for the purpose of exchanging Partnership Units for the Merger Consideration or Cash Consideration as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Partnership Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(d), in each case without interest. Any cash (including as payment for any fractional New Common Units in accordance with Section 3.3(d) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) and New Common Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration and Cash Consideration contemplated to be paid for Partnership Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(d), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Partnership Units as of the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries) (i) a letter of transmittal (specifying that in respect of certificated Partnership Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration or Cash Consideration payable in respect of Partnership Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, (A) each holder who held Partnership Common Units or Partnership Class B Units immediately prior to the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries) will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (x) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to Section 3.1(c) (after taking into account all Partnership Common Units or Partnership Class B Units then held by such holder) and (y) a check in an amount equal to the aggregate amount of the cash that such holder has the right to receive with respect to such Partnership Common Units or Partnership Class B Units pursuant to Section 3.3(c) and Section 3.3(d), and (B) each holder who held Partnership Class C Units immediately prior to the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries) will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor a check in an amount equal to the aggregate amount of the Cash Consideration, if any, payable in respect of such Partnership Class C Units that such holder has the right to receive pursuant to Section 3.1(d). No interest will be paid or accrued on any Merger Consideration, Cash Consideration, any cash payment in lieu of fractional New Common Units, any Parent distributions payable pursuant to Section 3.3(c) or any Regular Distribution. In the event of a transfer of ownership of Partnership Units that is not registered in the transfer records of the Partnership, the Merger Consideration or Cash Consideration, as applicable, and any Parent distributions payable pursuant to Section 3.3(c) payable in respect of such Partnership Units may be paid to a transferee, if the Certificate representing such Partnership Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Partnership Units, accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration or Cash Consideration, as applicable, in any name other than that of the record holder of such Partnership Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration or Cash Consideration, as applicable, payable in respect of Partnership Units, and any cash or distributions to which such holder is entitled pursuant to Section 3.3(c), Section 3.3(d) and (without the necessity of such surrender) Regular Distributions.

(c) Distributions with Respect to Unexchanged Partnership Common Units and Partnership Class B Units. No distributions declared or made with respect to Parent Common Units with a record date after the Effective Time will be paid to the holder of any Partnership Common Units or Partnership Class B Units with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units will be paid to any such holder until such holder has delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there will be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(d) (which shall be paid by the Exchange Agent as provided therein) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to New Common Units and payable with respect to such New Common Units, and (ii) promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such New Common Units (which shall be paid by Parent).

(d) Fractional New Common Units. No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same will be issued upon the surrender of Partnership Common Units or Partnership Class B Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units. Notwithstanding any other provision of this Agreement, each holder of Partnership Common Units or Partnership Class B Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all Partnership Common Units and Partnership Class B Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(e) Further Rights in Partnership Common Units.

(i) The Merger Consideration issued upon conversion of a Partnership Common Unit or Partnership Class B Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(d)) and any declared distributions to be paid on Parent Common Units as described in Section 3.3(c) will be deemed to have been issued in full satisfaction of all rights pertaining to such Partnership Common Unit or Partnership Class B Unit.

(ii) The Cash Consideration paid upon conversion of a Partnership Class C Unit in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such Partnership Class C Units.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Partnership Units after 180 days following the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Partnership Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration or Cash Consideration, as the case may be, payable in respect of such Partnership Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(d), or any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Partnership Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable Law, be held by Parent. Without limitation of the foregoing, after 180 days following the Effective Time any amounts remaining unclaimed by holders of Partnership Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto under abandoned property, escheat or similar laws.

(g) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in such amount reasonably determined by Parent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Cash Consideration, as applicable, payable in respect of Partnership Units represented by such Certificate, any distributions to which the holders thereof are entitled pursuant to Section 3.3(c) and any cash payable in lieu of fractional New Common Units to which the holders thereof are entitled pursuant to Section 3.3(d).

(h) Withholding. Each of Parent, Merger Sub and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partnership Units such amounts or securities as Parent, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment or issuance; provided, however, that the Exchange Agent will provide reasonable notice to the applicable holders of Partnership Units prior to deducting and withholding any amounts or securities pursuant to this Section 3.3(h). To the extent that amounts or securities are so deducted and withheld such amounts will be treated for all purposes of this Agreement as having been paid or issued to the holder of Partnership Units in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(i) Book Entry and Admission of Holders of New Common Units as Additional Limited Partners of Parent. All New Common Units to be issued in the Merger will be issued in book-entry form, without physical certificates. Upon the issuance of New Common Units to the holders of Partnership Common Units and Partnership Class B Units in accordance with this Section 3.3, and the compliance by such holders with the requirements of the Parent Agreement, which requirements may be satisfied by each holder of New Common Units by the execution and delivery by such holder of a completed and executed Letter of Transmittal, Parent GP will be deemed to have automatically consented to the admission of such holder as a limited partner of Parent in respect of its New Common Units and will reflect such admission on the books and records of Parent.

(j) Investment of the Exchange Fund. Parent will cause the Exchange Agent to invest the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon affects the amounts payable or the timing of the amounts payable to the Partnership Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments will be paid promptly to Parent.

(k) Tax Characterization of Merger and Cash Received. The Partnership and Parent each acknowledges and agrees that for federal income Tax purposes the transactions consummated pursuant to this Agreement will be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby the Partnership will be the terminating partnership and Parent will be the resulting partnership. As a result, the transactions consummated pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as a contribution of all of the assets of the Partnership to Parent in exchange for the Merger Consideration, the cash received in lieu of fractional Parent Common Units and the assumption of liabilities. To the maximum extent possible, any cash received in lieu of fractional Parent Common Units shall be treated as a reimbursement of preformation capital expenditures described in Treasury Regulation Section 1.707-4(d). To the extent the any cash received in lieu of fractional Parent Common Units exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”). Each holder of Partnership Class C Units will be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the Cash Consideration received in the Merger as proceeds from the sale of the holder’s Partnership Class C Units to Parent consistent with Treasury Regulation Section 1.708-1(c)(4). Each of the Partnership and Parent agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

3.4 Anti-Dilution Provisions. Without limiting the covenants in Sections 4.1 and 4.2, in the event the outstanding Partnership Units or Parent Common Units shall have been changed into a different number of units or a different class after the date of this Agreement by reason of any subdivisions, reclassifications, splits, unit distributions, combinations or exchanges of Partnership Units or Parent Common Units, the Exchange Ratio will be correspondingly adjusted to provide to the holders of such Partnership Common Units and Partnership Class B Units the same economic effect as contemplated by this Agreement prior to such event.

3.5 Treatment of Awards under the Partnership LTIP. Immediately prior to the Effective Time, any award of Partnership Common Units issued under the Partnership LTIP that is subject to vesting or forfeiture conditions (“Partnership Restricted Units”), that is subject to time-based vesting and that is outstanding and unvested immediately prior to the Effective Time will, automatically and without any action on the part of the holder thereof, become fully vested and the restrictions with respect thereto shall lapse and such Partnership Restricted Units shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) on the terms applicable to issued and outstanding Partnership Common Units. Immediately prior to the Effective Time, any award of performance units with respect to Partnership Common Units that is outstanding immediately prior to the Effective Time (“Partnership Performance Units” and, together with the Partnership Restricted Units, “Partnership Equity Awards”) will, automatically and without action on the part of the holder thereof, vest and be settled in a number of Partnership Common Units determined based on actual attainment of the applicable performance goal(s) as of two Business Days prior to the Effective Time, and such resulting Partnership Common Units shall be converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 3.1(c) on the terms applicable to other issued and outstanding Partnership Common Units.

3.6 Treatment of Contingent Partnership Class B Units. Immediately prior to the Effective Time, a number of Contingent Class B Units issuable upon a Change of Control transaction (as used in Section 7.4 of the Existing Partnership Agreement) equal to the Adjusted Class B Amount automatically and without any action on the part of the holder thereof, shall vest and be issued, the restrictions with respect thereto shall lapse and such issued Contingent Class B Units shall be treated as issued and outstanding Partnership Class B Units as of immediately prior to the Effective Time and otherwise subject to the terms of this Agreement applicable to issued and outstanding Partnership Class B Units. For purposes of this Agreement, the “Adjusted Class B Amount” equals (x) 6,748,067 minus (y) the excess of (A) the number of Partnership Common Units issued in respect of the Partnership Performance Units in accordance with Section 3.5 over (B) 383,900 and minus (z) the number, if any, of Contingent Class B Units issued pursuant to Section 7.4(d) of the Existing Partnership Agreement.

ARTICLE IV

ACTIONS PENDING MERGER

4.1 Conduct of Business by the Partnership. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly provided by this Agreement, (ii) as may be required by applicable Law or the terms of any Partnership Employee Benefit Plan, (iii) as set forth in the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”), or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Partnership will not (and Partnership GP will not take any such action on its own behalf or on behalf of the Partnership), and will cause each of its respective Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries other than in the ordinary course, including by operating in accordance with the Partnership’s 2014 capital budget as most recently furnished by the Partnership to Parent and/or Parent’s Representatives prior to the date of this Agreement (the “Partnership 2014 Budget”), (ii) fail to use reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby; provided, however, that no action by the Partnership or its Subsidiaries with respect to matters specifically addressed by any provision of Sections 4.1(b) through (r) shall be deemed a breach of this Section 4.1(a);

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except for upon the forfeiture of Partnership Restricted Units in connection with the terms thereof or to satisfy any Tax withholding obligations of the holder thereof or net unit settlements made in connection with the vesting of Partnership Equity Awards or as required by the terms of its securities outstanding on the date of this Agreement by any existing Partnership Employee Benefit Plan;

(d) (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties, other than (A) in the ordinary course of business (including for the avoidance of doubt, sales, transfers and dispositions of commodities and produced Hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $7,500,000, or (C) any distributions expressly permitted under Section 4.1(e); (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity,

(iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(e) make or declare dividends or distributions (i) to the holders of Partnership Common Units or Partnership Class B Units that are special or extraordinary distributions or that are in a cash amount in excess of $0.1625 per Partnership Common Unit or Partnership Class B Unit per month, or (ii) to the holders of Partnership Class C Units or any other units of or interests in the Partnership, other than distributions required under the Existing Partnership Agreement by reason of regular monthly cash distributions to the holders of Partnership Common Units;

(f) amend (i) the Partnership Certificate of Limited Partnership or the Existing Partnership Agreement, or (ii) the organizational documents of any Subsidiary of the Partnership;

(g) other than in connection with matters contemplated by the Partnership 2014 Capital Budget, enter into any contract, agreement or arrangement that would be a Partnership Material Agreement;

(h) modify, amend, terminate or assign, or waive or assign any rights under any Partnership Material Agreement or any Partnership Permit, in each case, in a manner which is materially adverse to the Partnership and its Subsidiaries, taken as a whole, or which would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(i) waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or any injunction or other equitable relief;

(j) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(k) fail to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(l) (i) change any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax Return, or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(m) take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation;

(n) (i) increase in any respect the compensation of its officers or employees whose annual base compensation exceeds $200,000 (provided that the Partnership shall provide prompt written notice of any increase in the compensation of its officers or employees), (ii) take any action to increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Partnership Employee Benefit Plan, (iii) grant any severance or termination pay to any officer or director of the Partnership or any Employee, or (iv) establish, adopt, enter into or amend any Partnership Employee Benefit Plan;

(o) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities that is not in excess of $110,000,000 in the aggregate or trade credit in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) enter into any material lease (whether operating or capital), (iv) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness or lease, or (v) make or commit to make any capital expenditures in excess of $10,000,000 in the aggregate other than such capital expenditures as are contemplated in the Partnership 2014 Budget;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(q) enter into any Related Party Transaction; and

(r) agree or commit to do anything prohibited by clauses (a) through (q) of this Section 4.1.

provided, however, that the foregoing does not limit or restrict the ability of the Partnership or any of its Subsidiaries to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or compliance with any Environmental Law, including with respect to any Release or threatened Release of Hazardous Materials; provided that the Partnership promptly notifies Parent of the same.

4.2 Conduct of Business by Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly provided by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”), or (iv) with the prior written consent of the Partnership Board (which consent will not be unreasonably withheld, conditioned or delayed), Parent will not (and Parent GP will not take any such action on its own behalf or on behalf of Parent), and will cause each of its respective Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries other than in the ordinary course, (ii) fail to use reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Sections 4.2(c) through (l) shall be deemed a breach of this Section 4.2(a);

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than such issuances the Parent Board determines in good faith would not reasonably be expected to adversely affect Parent’s ability to comply with its obligations under Section 7.18 or (ii) enter into any agreement with respect to the foregoing;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date of this Agreement by any existing Parent Employee Benefit Plan;

(d) (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including for the avoidance of doubt sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $20,000,000, (C) any acreage swap, joint venture, partnership, joint marketing, joint development or similar strategic transaction or (D) any distributions expressly permitted under Section 4.2(e); (ii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity or (iii) (A) make any acquisition of any other Person or business (whether by merger, business combination or otherwise), or (B) purchase any securities or ownership interests of, or make any investment in or make loans or capital contributions to, any Person, in each case other than any individual acquisition, purchase, investment or capital contribution not in excess of $400,000,000;

(e) make or declare dividends or distributions to the holders of Parent Common Units that are special or extraordinary distributions or that are in a cash amount in excess of $0.1675 per Parent Common Unit per month, other than increases made consistent with past practice pursuant to applicable Parent Board approvals;

(f) amend the Parent Certificate of Limited Partnership or the Parent Agreement other than such amendments as would not reasonably be expected to adversely affect Parent’s ability to comply with its obligations under Section 7.18 or the voting rights of holders of Parent Common Units;

(g) modify, amend, terminate or assign, or waive or assign any rights under any Parent Material Agreement or any Parent Permit, in each case, in a manner which would result in a Parent Material Adverse Effect, or which would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(h) implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(i) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax Return, or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(j) take any action or fail to take any action that would reasonably be expected to cause Parent or any of its Subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation;

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; and

(l) agree or commit to do anything prohibited by clauses (a) through (l) of this Section 4.2.

provided, however, that the foregoing does not limit or restrict the ability of Parent or any of its Subsidiaries to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or compliance with any Environmental Law, including with respect to any Release or threatened Release of Hazardous Materials; provided that Parent promptly notifies the Partnership of the same.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed by the Partnership with the SEC under the Exchange Act or the Securities Act since January 1, 2013 and prior to the date of this Agreement, and in each case excluding all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Partnership SEC Documents”) (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Partnership Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”)), the Partnership represents and warrants to Parent as follows:

5.1 Organization, General Authority and Standing. The Partnership is a limited partnership validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Section 5.1(a) of the Partnership Disclosure Schedule sets forth a true and complete list of the Partnership’s Subsidiaries. Each of the Partnership’s Subsidiaries (i) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

5.2 Capitalization.

(a) As of July 16, 2014, there are 59,788,134 Partnership Common Units (including 947,820 Partnership Restricted Units), 6,133,558 Partnership Class B Units and 16,666,667 Partnership Class C Units issued and outstanding, and all such Partnership Common Units, Partnership Class B Units and Partnership Class C Units and limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Existing Partnership Agreement, and are not subject to any preemptive or similar rights in connection with the transactions contemplated hereby (and were not issued in violation of any preemptive or similar rights). In addition, as of July 16, 2014 there are Partnership Performance Units outstanding with respect to a maximum of 863,775 Partnership Common Units. The Partnership GP is the sole general partner of the Partnership, owning all of the outstanding general partner interests in the Partnership, and such general partner interests were duly authorized and validly issued in accordance with the Existing Partnership Agreement and are solely non-economic interests. Schedule 5.2(a) of the Partnership Disclosure Schedule sets forth, for each outstanding Partnership Equity Award, (i) the name of the holder of the Partnership Equity Award and (ii) the number of outstanding Partnership Common Units subject to awards held by such individual. Except as would not reasonably be expected to result in a Partnership Material Adverse Effect, each grant of a Partnership Equity Award was made in accordance with the terms of the Partnership LTIP and applicable Law.

(b) As of the date of this Agreement, except as set forth above in this Section 5.2, (A) there are no partnership interests, limited liability company interests or other equity securities of the Partnership or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, Partnership LTIP units or profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of the Partnership or any of its respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Neither the Partnership nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Partnership Unitholders on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

5.3 Equity Interests in other Entities. Other than ownership interests in its Subsidiaries as set forth in Schedule 5.1(a) of the Partnership Disclosure Schedule, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. The Partnership owns such interests in its Subsidiaries free and clear of all Liens except for Permitted Encumbrances.

5.4 Power, Authority and Approvals of Transactions. The Partnership has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Partnership Unitholder Approval, to consummate the transactions contemplated hereby. Subject to the Partnership Unitholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership action by the Partnership. The Partnership Board has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend adoption of this Agreement by the Partnership Unitholders. This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery by the Other Parties, constitutes the Partnership’s valid and binding obligation, enforceable against the Partnership in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

5.5 No Violations or Defaults. Subject to required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Partnership do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Partnership or any of its respective Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations which, either individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, (ii) constitute a breach or violation of, or a default under the Existing Partnership Agreement or the Partnership Certificate of Limited Partnership, (iii) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the Partnership or any of their respective Subsidiaries or (iv) result in the creation of any material Lien on any of the assets of the Partnership or any of their respective Subsidiaries’ assets.

5.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the Partnership of this Agreement or (ii) the consummation by the Partnership of the transactions contemplated by this Agreement, except for (A) the filing with the SEC of a proxy statement relating to the matters to be submitted to the Partnership Unitholders (the “Proxy Statement”) at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Partnership Meeting”) and other filings required under federal or state securities laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or prevent or materially delay consummation of the Merger.

5.7 Financial Reports and the Partnership SEC Documents.

(a) Since January 1, 2013, the Partnership has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be and, did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of the Partnership included in the Partnership SEC Documents (the “Partnership Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (C) fairly present in all material respects the consolidated financial position of the Partnership and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments which are not individually or in the aggregate material).

5.8 Internal Controls and Procedures. The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its Subsidiaries, required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Partnership’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Partnership’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the Partnership Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

5.9 Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, the unaudited financial statements (or notes thereto) included in the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 (the “Balance Sheet Date”), and in the financial statements (or notes thereto) included in subsequent Partnership SEC Documents filed by the Partnership prior to the date of this Agreement, neither the Partnership nor any of its consolidated Subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of the Partnership included in the Partnership SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (B) were incurred since the Balance Sheet Date and prior to the date of this Agreement in the ordinary course of business and consistent with past practices, or (C) were incurred in accordance with this Agreement or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect or (B) that have been discharged or paid in full prior to the date of this Agreement.

5.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, (i) the Partnership has carried on and operated its businesses in all material respects in the ordinary course of business and (ii) none of the Partnership nor any Subsidiary of the Partnership has undertaken any action that would be prohibited by clauses (d), (e), (g), (h), (i), (l), (m), (p) or (to the extent related to any of the foregoing clauses) (r) of Section 4.1 if such provisions were in effect at all times since the Balance Sheet Date.

5.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 5.18) and environmental matters (which are provided for in Section 5.13), the Partnership is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The Partnership has not received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that the Partnership is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

(b) The Partnership is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Partnership Permits”), except where the failure to be in possession of such Partnership Permits would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or threatened, except where such suspension or cancellation would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.12 Material Contracts.

(a) Section 5.12 of the Partnership Disclosure Schedule contains a listing of the following contracts to which the Partnership or any of its Subsidiaries is a party in effect on the date of this Agreement (each such contract being a “Partnership Material Agreement”); provided, that any Partnership Material Agreement filed as an exhibit in the Partnership SEC Documents shall deemed to be disclosed in Section 5.12(a) of the Partnership Disclosure Schedule for purposes of this Section 5.12:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by the Partnership, in excess of $7,500,000;

(iii) each contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by the Partnership (whether incurred, assumed, guaranteed or secured by any asset) in excess of $7,500,000, and any contract securing the obligations of the Partnership or its Subsidiaries with respect to such commitment, in each case other than agreements solely between or among the Partnership and its Subsidiaries;

(iv) each contract for lease of personal property or real property involving aggregate payments in excess of $7,500,000 in any calendar year that are not terminable within 60 days, other than contracts related to drilling rigs;

(v) each contract containing a non-compete or similar type of provision that, following the Closing, by virtue of Parent becoming Affiliated with the Partnership as a result of this transaction, would by its terms materially restrict the ability of Parent to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi) each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Partnership or its Subsidiaries, taken as a whole;

(vii) each Derivative contract or other contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including, without limitation, natural gas, natural gas liquids, crude oil and condensate or fluctuations in interest rates;

(viii) each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the oil and gas properties of the Partnership;

(ix) each contract expressly limiting or restricting the ability of the Partnership or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(x) each contract entered into in connection with a Partnership Related Party Transaction;

(xi) each contract requiring the Partnership to make expenditures that would reasonably be expected to be in excess of $7,500,000 in the aggregate during the 12-month period following the date of this Agreement;

(xii) each collective bargaining agreement to which the Partnership or any of its Subsidiaries is a party or is subject; and

(xiii) each agreement under which the Partnership or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Partnership Material Agreement may be limited by applicable Law and public policy, each of the Partnership Material Agreements (i) constitutes the valid and binding obligation of the Partnership and constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

(c) There is not under any Partnership Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.13 Environmental Matters. Except as reflected in the Partnership Financial Statements, and except for any such matter that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect:

(a) The Partnership and its Subsidiaries and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) Neither the Partnership nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any such Person’s violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit, with respect to the Partnership’s assets, real properties (whether owned or leased) and operations that remains pending or unresolved;

(c) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of the Partnership, threatened by a Governmental Authority against the Partnership which allege a violation of or liability under any Environmental Law, and, to the Knowledge of the Partnership, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit, proceeding, claim, investigation, order, decree or judgment;

(d) There has been no Release of any Hazardous Material by the Partnership at, on, under, or from any real properties as a result of the operations of the Partnership that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Partnership Financial Statements; and

(e) This Section 5.13 constitutes the sole and exclusive representation and warranty of the Partnership with respect to Environmental Permits, Hazardous Materials and Environmental Law.

5.14 Reserve Report. The factual, non-interpretive data relating to the oil and gas properties of the Partnership on which the reserve report prepared by Netherland, Sewall & Associates, Inc. referred to in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Partnership Reserve Report”) was based was accurate in all material respects at the time such data was provided to Netherland, Sewell & Associates, Inc. With respect to the proved reserves reflected in the Partnership Reserve Report, the Partnership Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Partnership Reserve Report that would, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.15 Title to Properties. The Partnership has good and indefeasible title to all real and personal properties which are material to the business of Partnership, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.16 Litigation. There are no civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or threatened, against the Partnership or to which the Partnership is otherwise a party or threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect or to prevent or materially delay consummation of the Merger.

5.17 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

5.18 Tax Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect:

(a) Each of the Partnership and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to the Partnership or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the Partnership or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against the Partnership or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by the Partnership or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where the Partnership or one of its Subsidiaries do not currently file a Tax Return that the Partnership or such Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Partnership;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Partnership or any of its Subsidiaries;

(f) each of the Partnership and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of the Partnership or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Partnership or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) none of the Partnership or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Partnership or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i) the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(j) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k) each Subsidiary of the Partnership is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

5.19 Employee Benefits.

(a) Section 5.19(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan that is (i) sponsored or maintained for the benefit of one or more Business Employees, (ii) sponsored, maintained or contributed to by the Partnership or any of its ERISA Affiliates, or (iii) for which the Partnership or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Partnership Employee Benefit Plan”).

(b) With respect to each Partnership Employee Benefit Plan, as of the Closing, the Partnership shall have theretofore made available to Parent a true and complete copy, or summary if no plan document exists, as of the date of this Agreement, of (i) each Partnership Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to any Partnership Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with each Partnership Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, and (iv) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c) Each Partnership Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Partnership Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Partnership Employee Benefit Plans) or proceedings pending or, to the Knowledge of the Partnership, threatened against or involving any Partnership Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Partnership Employee Benefit Plan that would be reasonably expected to have a Partnership Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to the Partnership or any of its ERISA Affiliates under (i) Section 302 of ERISA, (ii) Sections 412 and 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code), in each case, that would reasonably be expected to be a liability of Parent and its Affiliates following the Effective Time. Except as, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Partnership, nothing has occurred that could adversely affect the qualified status of any such Partnership Employee Benefit Plan.

(e) Except as set forth on Schedule 5.19(e), to the Knowledge of the Partnership, no Partnership Employee Benefit Plan or any other arrangement maintained by the Partnership or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, each of the Partnership and each its ERISA Affiliates is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) Except as set forth on Schedule 5.19(f), to the Knowledge of the Partnership, no Partnership Employee Benefit Plan is, and none of the Partnership, its Subsidiaries or any of their respective ERISA Affiliates contributes to, during the past six years has contributed to or has any liability or obligation, whether actual or contingent, with respect to any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”). With respect to each Pension Plan, except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Knowledge of the Partnership, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Partnership or its Subsidiaries (other than any lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the Merger); (vii) to the Knowledge of the Partnership, there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event”) within the last six (6) years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement and the Merger); and (viii) no such Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(g) Except as (i) expressly contemplated by the terms of this Agreement, (ii) set forth in Schedule 5.19(g) or, (iii) in the case of clauses (x), (y) or (z) below, for such payments and benefits for which the Partnership and its Subsidiaries has no liability (including without limitation liability with respect to any reimbursement under an applicable management or services agreement with QRM), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (w) result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code to the Partnership, its Subsidiaries or any Business Employee, (x) result in or entitle any Employee to any payment or benefit, (y) accelerate the vesting, funding or time of payment of any compensation or other benefit payable pursuant to any Partnership Employee Benefit Plan or to any Employee, or (z) increase the amount or value of any payment, compensation or benefit to any Employee.

(h) The Partnership is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. There are no pending or, to the Knowledge of the Partnership, threatened material investigations, audits, complaints or proceedings against the Partnership by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that would be reasonably expected to result in a Partnership Material Adverse Effect.

(i) Except as set forth in Schedule 5.19(i), no Employees are covered by a collective bargaining agreement, and, to the Knowledge of the Partnership, none of the Employees are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Employees. There are no pending or, to the Knowledge of the Partnership, threatened, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years, except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

5.20 Intellectual Property. The Partnership owns or has the right to use all Intellectual Property necessary for the operation of the businesses of the Partnership as presently conducted (collectively, the “Partnership Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The use of the Partnership Intellectual Property by the Partnership in the operation of the business of the Partnership as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.21 Related Party Transactions. Section 5.21 of the Partnership Disclosure Schedule sets forth a correct and complete list of (a) any transaction or arrangement under which any (i) present or former executive officer or director of the Partnership or any Subsidiary of the Partnership, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the Partnership Units or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Partnership or any Subsidiary of the Partnership or any of their respective properties or assets or has any interest in any property owned by the Partnership or any Subsidiary of the Partnership, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (i), (ii) or (iii) in connection with the operation of the business of the Partnership or any of its Subsidiaries (each of the foregoing, a “Partnership Related Party Transaction”), and (b) identifies each Partnership Related Party Transaction that is in existence as of the date of this Agreement.

5.22 Insurance. The Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Partnership believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) all material insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Partnership or its Subsidiaries and (ii) the Partnership and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement, and neither the Partnership nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

5.23 Regulatory Matters.

(a) The Partnership is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline Systems and related facilities constituting the Partnership’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.24 Derivatives. The Partnership SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of the Partnership and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Partnership and its Subsidiaries, as of the dates reflected therein.

5.25 State Takeover Statutes. The Partnership Board has taken all action necessary to render inapplicable to this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, all potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement or other organizational documents of the Partnership.

5.26 Partnership Unitholder Approval. The adoption of this Agreement and the Merger by the holders of a majority of the outstanding Partnership Common Units, Partnership Class B Units and Partnership Class C Units, voting together as a single class, is the only vote or approval of any class or series of securities of the Partnership necessary to adopt this Agreement and to approve the transactions contemplated hereby, including the Merger.

5.27 Financial Advisors. The Partnership has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership will have any responsibility or liability whatsoever, excluding fees to be paid to the Financial Advisors, pursuant to letter agreements, the existence of which have been heretofore disclosed to Parent and which fees have been disclosed to Parent.

5.28 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article V, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed by Parent with the SEC under the Exchange Act or the Securities Act since January 1, 2013 and on or prior to the date of this Agreement, and in each case excluding all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Parent SEC Documents”) (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Parent Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”)), Parent and Merger Sub represent and warrant to the Partnership as follows:

6.1 Organization, General Authority and Standing. Parent is a limited partnership validly existing and in good standing under the Laws of the state of Delaware, and Merger Sub is a limited liability company validly existing and in good standing under the Laws of the state of Delaware. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Section 6.1(a) of the Parent Disclosure Schedules sets forth a true and complete list of Parent’s

Subsidiaries. Each of Parent’s Subsidiaries (i) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.2 Capitalization.

(a) As of July 22, 2014 , there are 120,473,366 Parent Common Units (including 2,651,533 Parent Restricted Units) and 8,000,000 Parent Preferred Units issued and outstanding, and all such Parent Common Units and Parent Preferred Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Parent Agreement, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Parent GP is the sole general partner of Parent, owning all of the outstanding general partner interests in Parent, and such general partner interests were duly authorized and validly issued in accordance with the Parent Agreement. Except as would not reasonably be expected to result in a Parent Material Adverse Effect, each grant of Parent Restricted Units was made in accordance with the terms of the applicable plan and applicable Law.

(b) As of the date of this Agreement, except as set forth above in this Section 6.2, (A) there are no partnership interests, limited liability company interests or other equity securities of Parent or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, LTIP units or profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Parent or any of its respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of Parent or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of Parent or any of its respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in Parent or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Unitholders on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent or any of its Subsidiaries.

6.3 Equity Interests in other Entities. Other than ownership interests in its Subsidiaries as set forth on Section 6.1(a) of Parent Disclosure Schedule, Parent does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. Parent owns such interests in its Subsidiaries free and clear of all Liens except for Permitted Encumbrances.

6.4 Power, Authority and Approvals of Transactions. Parent has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership or limited liability company, as applicable, action by Parent. The Parent Board has approved and declared advisable this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Other Parties, constitutes, as applicable, Parent and Merger Sub’s valid and binding obligations, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

6.5 No Violations or Defaults. Subject to required filings under federal and state securities laws and with the NASDAQ, assuming the other consents and approvals contemplated by Section 6.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its respective Subsidiaries is a party or by which the Parent or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations which, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (ii) constitute a breach or violation of, or a default under the Parent Agreement or Parent’s Certificate of Limited Partnership, (iii) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or (iv) result in the creation of any material Lien on any of the assets of Parent or any of its Subsidiaries’ assets.

6.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent or

Merger Sub of the transactions contemplated by this Agreement, except for (A) the filing with the SEC of the registration statement on Form S-4 by Parent in connection with the issuance of New Common Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) and other filings under federal and state securities laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay consummation of the Merger.

6.7 Financial Reports and Parent SEC Documents.

(a) Since January 1, 2013, Parent has filed and furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (C) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments which are not, individually or in the aggregate, material).

6.8 Internal Controls and Procedures. Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

6.9 Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2013, the unaudited financial statements (or notes thereto) included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, and in the financial statements (or notes thereto) included in subsequent Parent SEC Documents filed by Parent prior to the date of this Agreement, neither Parent nor any of its consolidated subsidiaries had at March 31, 2014 or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of Parent included in the Parent SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (B) were incurred since March 31, 2014 and prior to the date of this Agreement in the ordinary course of business and consistent with past practices or (C) were incurred in accordance with this Agreement or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or (B) have been discharged or paid in full prior to the date of this Agreement.

6.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, condition, contribution, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, (i) Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business and (ii) none of Parent nor any Subsidiary of Parent has undertaken any action that would be prohibited by clauses (d), (e), (f), (j), (k) or (to the extent related to any of the foregoing clauses) (l) of Section 4.2 if such provisions were in effect at all times since the Balance Sheet Date.

6.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 6.18) and environmental matters (which are provided for in Section 6.13), each of Parent and its Subsidiaries is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened, except where such suspension or cancellation would not individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.12 Material Contracts. (a) Section 6.12 of the Parent Disclosure Schedule contains a listing of the following contracts to which Parent or any of its Subsidiaries is a party in effect on the date of this Agreement (each such contract being a “Parent Material Agreement”); provided, that any Parent Material Agreement filed as an exhibit in the Parent SEC Documents shall deemed to be disclosed in Section 6.12(a) of the Parent Disclosure Schedule for purposes of this Section 6.12:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by Parent, in excess of $20,000,000;

(iii) each contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by Parent (whether incurred, assumed, guaranteed or secured by any asset) in excess of $20,000,000, and any contract securing the obligations of Parent or its Subsidiaries with respect to such commitment, other than agreements solely between or among Parent and its Subsidiaries;

(iv) each contract for lease of personal property or real property involving aggregate payments in excess of $20,000,000 in any calendar year that are not terminable within 60 days, other than contracts related to drilling rigs;

(v) each joint development agreement, exploration agreement, participation or program agreement or similar agreement that contractually requires Parent to make expenditures that would reasonably be expected to be in excess of $20,000,000 in the aggregate during the 12-month period following the date of this Agreement;

(vi) each contract expressly limiting or restricting the ability of the Parent or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii) each collective bargaining agreement to which the Partnership is a party or is subject; and

(viii) each agreement under which Parent has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $100,000.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Parent Material Agreement may be limited by applicable Law and public policy, each of the Parent Material Agreements (i) constitutes the valid and binding obligation of Parent and constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(c) There is not under any Parent Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.13 Environmental Matters. Except as reflected in the Parent Financial Statements, and except for any such matter that would not, individually or in the aggregate, be reasonably be expected to have a Parent Material Adverse Effect:

(a) Each of Parent and its Subsidiaries and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any such Person’s violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit, with respect to the Parent’s assets, real properties (whether owned or leased) and operations that remains pending or unresolved;

(c) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Parent, threatened by a Governmental Authority against Parent which allege a violation of or liability under any Environmental Law, and, to the Knowledge of Parent, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit, proceeding, claim, investigation, order, decree or judgment;

(d) There has been no Release of any Hazardous Material by Parent at, on, under, or from any real properties as a result of the operations of Parent that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Parent Financial Statements; and

(e) This Section 6.13 constitutes the sole and exclusive representation and warranty of Parent with respect to Environmental Permits, Hazardous Materials and Environmental Law.

6.14 Reserve Report. The factual, non-interpretive data relating to the oil and gas properties of Parent on which the reserve reports prepared by Netherland, Sewell & Associates, Inc., Schlumberger PetroTechnical Services and Cawley, Gillespie & Associates, Inc. referred to in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Parent Reserve Report”) was based was accurate in all material respects at the time such data was provided to Netherland, Sewell & Associates, Inc., Schlumberger PetroTechnical Services and Cawley, Gillespie & Associates, Inc., as applicable. With respect to the proved reserves reflected in the Parent Reserve Report, the Parent Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.15 Title to Properties. Parent and its Subsidiaries have good and indefeasible title to all real and personal properties which are material to the business of Parent and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Parent and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.16 Litigation. There are no Proceedings pending or threatened against Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is otherwise a party or a threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or to prevent or materially delay consummation of the Merger.

6.17 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion in (i) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

6.18 Tax Matters. Except as would not, individually or in the aggregate, be reasonably be expected to have a Parent Material Adverse Effect:

(a) each of Parent and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against the Parent or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by Parent or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where Parent or one of its Subsidiaries does not currently file a Tax Return that Parent or such Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Parent or any of its Subsidiaries;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Parent or any of its Subsidiaries;

(f) each of the Parent and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) none of Parent or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(j) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k) except for Phoenix Production Company, Alamitos Company, Breitburn Management Company LLC and Breitburn Finance Corporation, each Subsidiary of Parent is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

6.19 Employee Benefits.

(a) Section 6.19(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan that is (i) sponsored or maintained for the benefit of one or more employees of Parent or its Subsidiaries (a “Parent Employee”), (ii) sponsored, maintained or contributed to by the Parent or any of its ERISA Affiliates, or (iii) for which the Parent or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Parent Employee Benefit Plan”).

(b) With respect to each Parent Employee Benefit Plan, as of the Closing, Parent shall have made available to the Partnership a true and complete copy, or summary if no plan document exists, as of the date of this Agreement, of (i) each Parent Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to any Parent Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with each Parent Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, and (iv) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c) Each Parent Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Parent Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Parent Employee Benefit Plans) or proceedings pending or, to the Knowledge of the Parent, threatened against or involving any Parent Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Parent Employee Benefit Plan that would be reasonably expected to have a Parent Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to the Parent or any of its ERISA Affiliates under (i) Section 302 of ERISA, (ii) Sections 412 and 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code), in each case, that would reasonably be expected to be a liability of Partnership and its Affiliates following the Effective Time. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of Parent, nothing has occurred that could adversely affect the qualified status of any such Parent Employee Benefit Plan.

(e) To the Knowledge of Parent, no Parent Employee Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and each its ERISA Affiliates is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) To the knowledge of Parent no Parent Employee Benefit Plan is, and none of Parent, its Subsidiaries or any of their respective ERISA Affiliates contributes to, during the past six years has contributed to or has any liability or obligation, whether actual or contingent, with respect to any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in or entitle any Parent Employee to any payment or benefit, (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit payable pursuant to any Parent Employee Benefit Plan or to any Parent Employee, or (iv) increase the amount or value of any payment, compensation or benefit to any Parent Employee.

(h) Parent is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no pending or, to the Knowledge of the Parent, threatened material investigations, audits, complaints or proceedings against the Parent by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that would be reasonably expected to result in a Parent Material Adverse Effect.

(i) No Employees are covered by a collective bargaining agreement, and, to the Knowledge of Parent, none of the Employees are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Employees. There are no pending or, to the Knowledge of Parent, threatened, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

6.20 Intellectual Property. Parent and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of its business as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, be reasonably be expected to have a Parent Material Adverse Effect. The use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of Parent’s business as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.21 Financial Advisors. Parent has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership will have any responsibility or liability whatsoever, excluding fees to be paid to Parent’s financial advisors, pursuant to letter agreements, the existence of which have been heretofore disclosed to the Partnership and which fees have been disclosed to the Partnership.

6.22 Related Party Transactions. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries are party to any transaction or arrangement under which any (i) present or former executive officer or director of Parent or any Subsidiary of Parent, (ii)

beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of Parent or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Parent or any Subsidiary of Parent or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

6.23 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

6.24 Insurance. Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all material insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Parent or its Subsidiaries and (ii) Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

6.25 Regulatory Matters.

(a) Parent is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline Systems and related facilities constituting the Parent’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

6.26 Derivatives. The Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Parent and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.

6.27 Availability of Funds. Parent and Merger Sub will have available at the Closing all of the funds required for the consummation of the transactions contemplated by this Agreement, including payment of the Cash Consideration pursuant to Section 3.1(d).

6.28 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article VI, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership (including its respective Representatives), or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to the Partnership in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VII

COVENANTS

The Partnership Entities hereby covenant to and agree with the Parent Entities, and the Parent Entities and Merger Sub hereby covenant to and agree with the Partnership Entities, that:

7.1 Consummation of the Merger.

(a) Subject to the terms and conditions of this Agreement (including Section 7.1(d)), each of the Parent Entities, on the one hand, and the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (iv) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date). Parent will pay any HSR Act filing fee.

(c) Each of the Parties hereto will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private Person, (ii) promptly inform the Other Parties of (and supply to the Other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Parties to review in advance and incorporate the Other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the Other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the Other Parties the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 7.4(b), the Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.1 in a manner so as to preserve the applicable privilege.

(d) Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Merger, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Parent (or any of its Subsidiaries) or the Surviving Entity or any equity interest in any joint venture held by Parent (or any of its Subsidiaries) or the Surviving Entity, (y) creating, terminating or divesting relationships, ventures, contractual rights or obligations of Parent (or any of its Subsidiaries) or the Surviving Entity and (z) otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Parent (including any of its Subsidiaries) or the Surviving Entity or any equity interest in any joint venture held by Parent (or any of its Subsidiaries) or the Surviving Entity, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the transactions contemplated hereby under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Merger or delay the Closing beyond the Outside Date. To assist Parent in complying with its obligations set forth in this Section 7.1, the Partnership will enter into one or more agreements requested by Parent to be entered into prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Surviving Entity’s freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Surviving Entity or any equity interest in any joint venture held by the Surviving Entity (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action will be conditioned upon the Closing or satisfaction of all of the conditions to the Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action). Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.1 or elsewhere shall require, or be deemed to require, any Parent Entity or any of their respective Subsidiaries to take or agree to take any Divestiture Action if doing so would, individually or in the aggregate, result in a Material Adverse Effect on the Partnership and Parent, taken together.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.1, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of Parent and the Partnership will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

7.2 Registration Statement; Proxy Statement.

(a) As soon as practicable following the date of this Agreement (but no later than 20 Business Days after the date of this Agreement unless otherwise mutually agreed by the Parties), the Partnership will prepare and file with the SEC the Proxy Statement and Parent will prepare and Parent will file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Partnership and Parent will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. Parent also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “Blue Sky”

permits and approvals required to carry out the transactions contemplated by this Agreement. The Partnership will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Partnership Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Partnership without providing the Other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the Other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Partnership Unitholders. The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) The Partnership will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, and as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold, the Partnership Meeting. The Partnership Meeting shall be held as promptly as practicable, and, if reasonably practicable, shall be held within 45 days after the mailing of the Proxy Statement. Subject to Section 7.3, the Partnership will, through the Partnership Board, (i) determine that the Merger is in the best interests of the Partnership and the Partnership Unitholders and (ii) recommend that the Partnership Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger (the “Partnership Board Recommendation”). The Proxy Statement shall (subject to Section 7.3) include the Partnership Board Recommendation. The Partnership’s obligations to call, give notice of and hold the Partnership Meeting in accordance with Section 7.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Alternative Proposal, or by any Partnership Change in Recommendation. Without limiting the generality of the foregoing, the Partnership agrees that: (i) unless this Agreement is validly terminated in accordance with Article IX (including, if applicable, upon payment of the Termination Fee and Parent Expenses), the Partnership shall not submit any Superior Proposal to a vote of the Partnership Unitholders; and (ii) the Partnership shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the Partnership Meeting. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Meeting (i) in the absence of proxies sufficient to obtain the Partnership Unitholder Approval, to solicit additional proxies for the purpose of obtaining Partnership Unitholder Approval, (ii) in the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Partnership Unitholders prior to Partnership Meeting. Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation, the Partnership shall remain required to call, hold and convene the Partnership Meeting unless this Agreement has been terminated in accordance with its terms.

7.3 Alternative Proposals; Change in Recommendation.

(a) The Partnership will, and will cause its Subsidiaries and its and their respective directors, officers, and employees, and will use its reasonable best efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and request the return or destruction of all confidential information previously provided to such Persons by or on behalf of the Partnership or its Subsidiaries. Except as permitted by this Section 7.3, the Partnership will not, and will cause its Subsidiaries and its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Proposal, or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or that could reasonably be expected to lead to, any Alternative Proposal. Notwithstanding anything to the contrary contained in this Section 7.3, if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Alternative Proposal which was not solicited after the date of this Agreement and that the Partnership Board believes is bona fide, and that did not result from a breach of this Section 7.3 and (ii) the Partnership Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal, then the Partnership may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) (I) at least 24 hours prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Partnership gives Parent written notice of the identity of such Person and the Partnership’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and (II) the Partnership receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing provisions, including limitations on the use and disclosure of non-public written and oral information furnished to such Person by or on behalf of the Partnership, not materially less favorable to the Partnership than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and (y) the Partnership will provide to Parent any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(b) In addition to the obligations of the Partnership set forth in this Section 7.3, the Partnership will promptly (and in no event later than 24 hours after receipt) (i) advise Parent in writing of any Alternative Proposal (and any changes thereto) and the material terms and conditions of any such Alternative Proposal, including the identity of such Person making such Alternative Proposal, and (ii) provide Parent with copies of all written proposals or draft agreements received by the Partnership or any Representative of the Partnership setting forth the terms and conditions of, or otherwise relating to, such Alternative Proposal. The Partnership will keep Parent reasonably informed of all material developments with respect to the status and terms of any such Alternative Proposal, offers, inquiries or requests (and the Partnership shall promptly provide Parent with copies of any additional written proposals received by the Partnership or that the Partnership has delivered to any third party making an Alternative Proposal relating to such Alternative Proposal) and of the status of any such discussions or negotiations. The Partnership Parties agree that neither Partnership Party nor any of the Subsidiaries of the Partnership will enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Partnership from providing any information to Parent in accordance with this Section 7.3.

(c) Except as otherwise provided in this Section 7.3, the Partnership Board shall not: (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Proxy Statement or (C) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal (any action described in this Section 7.3(c)(i) being referred to as a “Partnership Change in Recommendation”); (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal; (iii) fail to announce publicly within 10 Business Days after a tender offer or exchange offer relating to the Partnership Units shall have been commenced that the Partnership Board recommends rejection of such tender offer or exchange offer and reaffirming the Partnership Board Recommendation; or (iv) resolve, agree or publicly propose to, or permit the Partnership or any Representative of the Partnership to agree or publicly propose to take any of the actions referred to in this Section 7.3(c). For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.

(d) Notwithstanding the foregoing, if (i) the Partnership receives a written Alternative Proposal (and such proposal is not withdrawn) that the Partnership Board believes is bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 7.3 and (iii) the Partnership Board determines, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal, then the Partnership Board may at any time prior to obtaining the Partnership Unitholder Approval, terminate this

Agreement and pay Parent a Termination Fee and/or effect a Partnership Change in Recommendation; provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:

(i) the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Parent a copy of the proposed definitive agreement providing for the Alternative Proposal for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements, at least three Business Days in advance of its intention to take such action with respect to a Partnership Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the Partnership Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 7.3(d)(i) and a new Notice Period, except that such new Notice Period in connection with any amendment shall be for two Business Days from the time Parent receives such notice (as opposed to three Business Days)); and

(ii) during the Notice Period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the determination of the Partnership Board, after consultation with its financial advisors and outside legal counsel) a Superior Proposal.

(e) The Partnership Board is permitted, at any time prior to obtaining the Partnership Unitholder Approval, other than in connection with an Alternative Proposal, to make a Partnership Change in Recommendation in response to an Intervening Event but only if (i) prior to taking any such action, the Partnership Board determines in good faith, after consultation with and considering the advice of the Partnership’s outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable Delaware law, the Existing Partnership Agreement or the Partnership GP Agreement, (ii) the Partnership has given at least three Business Days’ advance written notice to Parent that the Partnership Board intends to take such action (which notice shall specify in reasonable detail the reasons for such action) and (iii) during such period the Partnership has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so as to permit the Partnership Board (in its judgment, after consultation with its financial advisors and outside legal counsel) not to make the determination described in clause (i). If after compliance with the foregoing clauses (i) – (iii) the Partnership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make a Partnership Change in Recommendation would be inconsistent with its duties under applicable Delaware law, the Existing Partnership Agreement or the Partnership GP Agreement, then the Partnership Board may, at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation. An “Intervening Event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the Partnership Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Partnership Board as of the date of this Agreement), which event, circumstance, state of facts, occurrence, development or change, or any material consequences thereof, becomes known to the Partnership Board prior to the receipt of the Partnership Unitholder Approval; provided, however, that (A) in no event shall the receipt, existence, potential for or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (B) if the Intervening Event relates to a change, event, development, circumstance, condition, occurrence or effect involving the Partnership, then none of the following changes, events, developments, circumstances, conditions, occurrences or effects shall constitute an Intervening Event: (1) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials; (2) changes in general economic conditions in the (v) oil and gas exploration and production industry, (w) natural gas gathering, compressing, treating, processing and transportation industry generally, (x) the natural gas liquids fractionating and transportation industry generally, (y) the crude oil and condensate logistics and marketing industry generally, and (z) the natural gas marketing and trading industry generally (including in each case changes in law affecting such industries); (3) the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of obligations under this Agreement); and (4) changes in any Laws or regulations applicable to the Partnership or applicable accounting regulations or the interpretations thereof.

(f) Nothing contained in this Agreement will prevent the Partnership or the Partnership Board from taking and disclosing to the Partnership Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) or from making any legally required disclosure to Partnership Unitholders. Any “stop-look-and-listen” communication by the Partnership or the Partnership Board to the Partnership Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Partnership Board Recommendation.

(g) The Partnership agrees that it will not release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which the Partnership is or becomes a party or under which the Partnership has any rights, and will use its reasonable best efforts to enforce each such agreement or provision at the request of Parent.

(h) The Partnership acknowledges and agrees that any action inconsistent with any provision set forth in this Section 7.3 that is taken by a Representative of the Partnership that, if taken by the Partnership would have been a breach of this Section 7.3, shall be deemed to constitute a breach of such provision by the Partnership.

(i) Promptly, but in any event no later than 24 hours after the date of this Agreement, the Partnership shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Alternative Proposal to return or destroy all confidential information previously furnished to such Person by or on behalf of the Partnership.

(j) For purposes of this Agreement:

(i) “Alternative Proposal” means any proposal or offer, which was not solicited after the date of this Agreement, from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of assets of the Partnership equal to 20% or more of the consolidated assets of the Partnership or to which 20% or more of the Partnership’s revenues or earnings are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of any class of the Partnership’s equity securities, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of the Partnership’s equity securities, or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the Partnership’s consolidated assets or equity interests; in each case, other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means a written offer, which was not solicited after the date of this Agreement and which was obtained after the date of this Agreement, to acquire, directly or indirectly, more than 75% of the outstanding equity securities of the Partnership or more than 75% of the assets of the Partnership and its Subsidiary, made by a third party, which did not result from a breach of Section 7.3, is on terms and conditions which the Partnership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable from a financial point of view to the Partnership Unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination (a) relevant financial considerations, (b) the identity of the person making such offer, (c) the anticipated timing, conditions and prospects for completion of the transactions contemplated by such offer, (d) the other terms and conditions of such offer and the implications thereof on the Partnership, including relevant legal, regulatory and other aspects of such offer and (e) any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

7.4 Access to Information; Confidentiality.

(a) Upon reasonable notice, each Party shall, and shall cause each of its Subsidiaries to afford to the Other Parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each Party shall furnish promptly to the Other

Parties (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the Other Parties may reasonably request, including information necessary to prepare the Proxy Statement and the Registration Statement. Without limiting the foregoing, the Partnership shall deliver or cause to be delivered to Parent (1) on a monthly basis reports specifying the capital expenditures, operating expenses, production and completed and in-progress activities of the Partnership and its Subsidiaries, together with a comparison to the relevant items in the Partnership 2014 Budget, and (2) weekly operating reports, in each case, to the extent as prepared by the Partnership in the ordinary course of business consistent with past practice. Except for disclosures permitted by the terms of the Confidentiality Agreement, each Party and its Representatives shall hold information received from the Other Parties pursuant to this Section 7.4 in confidence in accordance with the terms of the Confidentiality Agreement.

(b) This Section 7.4 shall not require any Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and any Other Party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be expected to result in the violation of any such contract or Law or reasonably be expected to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the Other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the Other Parties that such disclosures would reasonably be expected to violate its or its Subsidiaries’ obligations under any such contract or Law or would reasonably be expected to cause such privilege to be undermined and (y) communicate to the Other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 7.4(b)) and (z) in the case where such disclosures would be reasonably expected to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

7.5 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Parent and the Partnership will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its Parent entity’s capital stock is traded, provided such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, however, that this Section 7.5 shall not be deemed to restrict in any manner the Partnership’s ability to communicate with its employees and that the Partnership shall not be required by this Section 7.5 to consult with any Other Party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal and matters related thereto or a Partnership Change in Recommendation, but nothing in this Section 7.5 shall limit the Partnership’s obligations under Section 7.3.

7.6 Confidentiality. The obligations of Parent and the Partnership under the Confidentiality Agreement shall remain in full force and effect and all information provided to any Party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement; provided, however, that nothing in the Confidentiality Agreement shall be deemed to restrict the performance by the Partnership Parties or the Parent Parties of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement the terms of this Agreement shall control.

7.7 Takeover Laws. Neither the Partnership nor Parent will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

7.8 New Common Units Listed. Parent will use its commercially reasonable efforts to list, prior to the Closing, on the NASDAQ, upon official notice of issuance, the New Common Units.

7.9 Third-Party Approvals.

(a) Subject to the terms and conditions of this Agreement, Parent and the Partnership and their respective Subsidiaries will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of Parent and the Partnership has the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and promptly. Each Party agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of Parent and the Partnership agrees, upon request, to furnish the Other Party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

(c) This Section 7.9 shall not apply to (i) approval under Antitrust Laws or (ii) approval of the SEC of the Registration Statement and Proxy Statement.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Existing Partnership Agreement, the Director and Officer Indemnification Agreements, this Agreement or, if applicable, similar organizational documents or agreements of any of the Partnership’s Subsidiaries, from and after the Effective Time, Parent and the Surviving Entity, jointly and severally, will: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership GP, the Partnership or any of its Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership GP, the Partnership or any of its Subsidiaries and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action against any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.10(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Partnership or any of its Subsidiaries after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.10: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Partnership GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof; (y) the term “Indemnification Expenses” means documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 7.10(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DRULPA and the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA and the DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA and the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entity will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Partnership GP or the Partnership’s Subsidiaries) and indemnification agreements (including, without limitation, the Director and Officer Indemnification Agreements) of the Partnership GP, the Partnership or any of its Subsidiaries will be assumed by the Surviving Entity and Parent in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, the Existing Partnership Agreement and the organizational documents of the Partnership’s Subsidiaries, including any applicable amendments thereto or restatements thereof, will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Existing Partnership Agreement and Director and Officer Indemnification Agreements, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided further that all rights to indemnification in respect of any Action pending or asserted or any Claim made within such period continue until the disposition of such Action or resolution of such Claim.

(d) For a period of six years from the Effective Time, Parent will maintain in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage or are alleged to have occurred) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement (the “Maximum Amount”) and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 7.10(d) would cost in excess of that amount. If Parent elects, then Parent may, on or prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Partnership, exceed six times the Maximum Amount and, if such a “tail policy” is purchased, neither Parent nor the Surviving Entity shall have any further obligations under this Section 7.10(d).

(e) If Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entity assume the obligations set forth in this Section 7.10.

(f) Parent will cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.10.

(g) This Section 7.10 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entity and their respective successors and assigns.

7.11 Notification of Certain Matters. The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, to the extent in each case it obtains Knowledge thereof of (i) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Partnership or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the Merger, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII and (iv) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 7.11 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

7.12 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership will take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Partnership Common Units (including derivative securities with respect to Partnership Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13 [Intentionally Omitted]

7.14 Distributions. Each of the Partnership and Parent will consult with the Other Party regarding the declaration and payment of distributions in respect of Partnership Common Units, Partnership Class B Units, Partnership Class C Units and the Parent Common Units and the record and payment dates relating thereto, so that no Partnership Unitholder receives two distributions, or fails to receive one distribution, for any single calendar month with respect to its applicable Partnership Common Units, Partnership Class B Units, Partnership Class C Units or any Parent Common Units any such Partnership Unitholder receives in exchange therefor pursuant to the Merger.

7.15 Employee Benefits.

(a) At least five business days prior to the Closing, Parent or an Affiliate of Parent shall extend offers of employment, which offers shall be effective as of the Closing, to (i) each Employee that is a field-level Employee and (ii) each Employee employed in the positions to be offered on Schedule 7.15(a) (collectively, the “Business Employees”). The Partnership shall cooperate with Parent to make the Business Employees reasonably accessible to the Parent and to assist Parent in its efforts to secure satisfactory employment arrangements with any Business Employees. The Partnership shall, or shall use reasonable efforts to cause QRM to, terminate for all purposes (including under all Partnership Employee Benefit Plan) the employment of each Business Employee. Each Business Employee who commences employment with Parent or an Affiliate thereof, effective as of the Closing, shall hereinafter be referred to as a “Continuing Employee” as of the Closing.

(b) For a period of twelve months following the Effective Time, Parent shall, and shall cause its Affiliates to, provide each of the Continuing Employees with (i) a base salary or wage rate, as applicable, that is no less favorable than such Continuing Employee’s base salary or wage rate as of immediately prior to the Effective Time, (ii) a target annual cash bonus opportunity that is no less favorable than the target annual cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, and (iii) other health and welfare employee benefits (but, for clarity, excluding equity-based compensation and retiree welfare and defined benefit plans) that are substantially comparable, in the aggregate, to the employee benefits provided to such Continuing Employee as of immediately prior to the Effective Time.

(c) Without limiting Section 7.15(b), Parent shall, or shall cause its Affiliates to , provide to the Business Employees whose employment is terminated at or following the Effective Time with the severance payments and benefits in accordance with the terms and conditions mutually agreed to between Parent and the Partnership prior to Closing.

(d) Effective as of the Effective Time, Parent will, or will cause its Affiliates to, cause each compensation or employee benefit plan maintained by Parent or any of its Affiliates and in which any Continuing Employee becomes eligible to participate in, to treat the prior service of such Continuing Employee with any of Partnership, QRM and their respective Affiliates as service rendered to Parent or its Affiliates, as the case may be, for all purposes

(including vesting, eligibility, level of benefit and benefit accrual purposes, but other than for purposes of benefit accrual under any defined benefit plan or retiree welfare plan or vesting under any equity compensation plan) to the extent that such service crediting does not violate any applicable Law or result in duplication of benefits for the same period of service.

(e) Parent will, or will cause its Affiliates to, use commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Continuing Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of Parent or any Affiliate of Parent to the extent such Continuing Employee and his or her eligible dependents are covered under a health and welfare benefit plan of the Partnership, QRM or any of their respective Affiliates (as the case may be), and such conditions, periods or requirements are satisfied or waived under such plan, immediately prior to the Effective Time and (ii) credit each Continuing Employee and his or her eligible dependents with all deductible payments, co-payments and co-insurance paid by such employee and covered dependents under the medical employee benefit plan of the Partnership, QRM or any of their respective Affiliates (as the case may be) prior to the Effective Time during the year in which the Effective Time occurs for the purpose of determining the extent to which any such employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under the applicable medical plan of Parent or any Affiliate of Parent for such year.

(f) For purposes of determining the number of vacation days and other paid time off to which each Continuing Employee is entitled during the calendar year in which the Effective Time occurs, Parent will, to the extent permitted by applicable Law, assume and honor all vacation and other paid time off days accrued or earned but not yet taken by such Continuing Employee as of the Effective Time.

(g) Unless otherwise notified by Parent in writing, prior to the Effective Time, the Partnership shall take or cause to be taken any and all actions necessary or appropriate, including board approvals, to terminate the Partnership LTIP effective as of and contingent upon the Closing.

(h) The provisions of this Section 7.15 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Employee, Business Employee or Continuing Employee or other current or former employee of the Partnership, QRM or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.15) under or by reason of any provision of this Agreement. Nothing in this Section 7.15 amends, or will be deemed to amend (or prevent the amendment or termination of) any Partnership Employee Benefit Plan or any Parent Employee Benefit Plan. Parent has no obligation to continue to employ or retain the services of any Continuing Employee for any period of time following the Effective Time and, except as specifically provided in this Section 7.15, Parent will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

7.16 Transaction Litigation. The Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, the Partnership GP and/or its respective directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Partnership shall cooperate, shall cause the Partnership Subsidiaries to cooperate, and shall use its reasonable best efforts to cause their respective Representatives to cooperate, in the defense against such litigation.

7.17 Financing Cooperation. Prior to the Effective Time, the Partnership Entities shall, and shall cause their respective Subsidiaries and their respective Representatives to, at Parent’s sole cost and expense, provide all cooperation that is reasonably necessary, proper or advisable in connection with any financing by Parent or any of its Subsidiaries in connection with the Merger as may be reasonably requested by Parent or its Representatives. Without limiting the generality of the foregoing, the Partnership Entities shall, and shall cause their respective Subsidiaries and use commercially reasonable efforts to cause their respective Representatives to (i) furnish, as promptly as practicable, the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use its commercially reasonable efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use commercially reasonable efforts to cause such auditor to provide customary comfort letters (providing “negative assurance” comfort) and drafts thereof to the underwriters, initial purchasers or placement agents, as applicable, in connection with such financing by Parent; (ii) use commercially reasonable efforts to furnish, as promptly as practicable, financial statements and other financial data of the Partnership as would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering to consummate any offering(s) of securities contemplated by such financing; and (iii) provide reasonable and customary assistance in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda, private placement memoranda and other marketing and syndication materials (including the provision of authorization letters and a representation with respect to the presence or absence of material non-public information) reasonably requested by Parent, including by making available, at reasonable times and on reasonable advance notice, employees and advisors of the Partnership Entities; provided that (x) none of the Partnership or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with such financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Partnership Material Agreement, in each case except for any payment, incurrence or action that is conditioned upon, and shall not take effect until, the Effective Time, (y) no obligations of the Partnership or any of its Subsidiaries under any certificate, opinion, contract, indenture or other document or instrument delivered pursuant to this Section 7.17 shall be effective until the Effective Time, and none of the Partnership or any of its Subsidiaries shall be required to take any action pursuant to this Section 7.17 under any certificate, opinion, contract, indenture or other document or instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time and (z) none of the Partnership or its senior officers shall be required to engage in any action that would interfere unreasonably with the business of the Partnership and its Subsidiaries. Parent shall indemnify and hold harmless the Partnership and its Subsidiaries and their respective officers, directors and other Representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of any financing by Parent or any of its Subsidiaries in connection with the Merger and any information utilized in connection therewith except (A) with respect to information supplied by the Partnership, its Subsidiaries and Representatives specifically for inclusion or incorporation by reference therein and/or (B) to the extent such losses and damages arise from the willful misconduct of the Partnership or any of its Subsidiaries’ officers, directors, employees or Representatives.

7.18 Parent Distributions. Subject to the Parent Partnership Agreement and Delaware law, effective as of the first full calendar month following the Effective Time, Parent shall increase its monthly distributions to the holders of Parent Common Units to at least $0.1733 per Parent Common Unit per month.

7.19 Director Appointment. Prior to the Closing, Parent shall take all action necessary to increase the size of the Parent Board by one, and elect as a member of the Parent Board effective as of the Effective Time one individual mutually agreed by Parent and the Partnership prior to Closing, with such person to hold office in accordance with the Parent Partnership Agreement.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Mutual Closing Conditions. The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, waiver by both the Partnership Entities on the one hand and Parent Entities on the other hand) of each of the following:

(a) This Agreement and the Merger has been approved by the affirmative vote or consent of holders, as of the record date for the Partnership Meeting, of a majority of the outstanding Partnership Common Units, Partnership Class B Units and Partnership Class C Units voting as a single class (the “Partnership Unitholder Approval”).

(b) All applicable waiting periods under the HSR Act have expired or been terminated.

(c) No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by this Agreement (brought by a third party) is in effect.

(d) The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

(e) The New Common Units deliverable to the holders of Partnership Common Units (including Partnership Restricted Units) and Partnership Class B Units as contemplated by this Agreement have been approved for listing on the NASDAQ, subject to official notice of issuance.

8.2 Additional Partnership Conditions to Closing. The obligation of the Partnership Entities to consummate the Merger is further conditioned upon satisfaction (or waiver by the Partnership Entities) at or prior to the Closing of each of the following:

(a) The representations and warranties of Parent contained in (i) this Agreement (other than in Section 6.2(a) and Section 6.10(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 6.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 6.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Parent Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) The Partnership has received a certificate signed by the Chief Executive Officer of Parent, dated as of the Closing Date, to the effect set forth in Section 8.2(a) and Section 8.2(b).

(d) The Partnership has received opinions of Vinson & Elkins L.L.P., dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes,

(i) except to the extent the Cash Consideration and any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d) causes the transaction to be treated as a Disguised Sale, the Partnership will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code);

(ii) except to the extent the Cash Consideration and any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d) causes the transaction to be treated as a Disguised Sale, holders of Partnership Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired Common Units from the Partnership in exchange for property other than cash;

(iii) at least 90% of the gross income of the Partnership for all of calendar year 2013 and all calendar quarters of 2014 ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

In rendering such opinions, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective affiliates as to such matters as such counsel may reasonably request.

8.3 Additional Parent Conditions to Closing. The obligations of Parent to consummate the Merger is further conditioned on satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Partnership contained in (i) this Agreement (other than in Section 5.2(a) and Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) Section 5.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Partnership Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) Parent has received a certificate signed by the Chief Executive Officer of the Partnership, dated the Closing Date, to the effect set forth in Section 8.3(a) and Section 8.3(b).

(d) Parent has received an opinion from Latham & Watkins LLP, dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes (i) no Parent

Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by holders of Parent Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) at least 90% of the combined gross income of each of Parent and the Partnership for all of calendar year 2013 and all calendar quarters of 2014 ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective affiliates as to such matters as such counsel may reasonably request.

(e) Parent has received the written resignation of each member of the Partnership Board and each officer of the Partnership GP, dated to be effective as of the Effective Time.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of the Partnership and Parent;

(b) by the Partnership or Parent if there is in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 9.1(b) is not available to the Partnership, on the one hand, or Parent, on the other hand, if such order was primarily due to the failure of the Partnership, on the one hand, or any of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(c) by Parent if (i) the Partnership has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of the Partnership becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.3(a) or (b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by the Partnership of notice of such breach, failure or untruth from Parent;

(d) by the Partnership if (i) Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of Parent becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.2(a) or (b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by Parent of notice of such breach, failure or untruth from the Partnership;

(e) by the Partnership or Parent if the Closing does not occur on or before March 31, 2015 (the “Outside Date”); provided, however, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(f) by the Partnership or Parent if the Partnership Meeting has concluded and the Partnership Unitholder Approval has not been obtained;

(g) by Parent, if a Partnership Change in Recommendation has occurred; or

(h) by the Partnership, if the Partnership is terminating to enter into a definitive agreement relating to a Superior Proposal in accordance with Section 7.3, provided that the Partnership has complied with Section 9.4(c).

9.2 Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Partnership, or both, pursuant to Section 9.1, written notice thereof will forthwith be given to the Other Party or Parties, and this Agreement will terminate without further action by Parent or the Partnership.

9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 9.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Partnership; provided, that the agreements and obligations of the Parties set forth in Section 7.6, this Section 9.3, Section 9.4 and Article X hereof will survive any such termination and are enforceable hereunder; provided further, that nothing in this Section 9.3 relieves any of Parent or the Partnership of any liability for fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity (including, in the case of the Parent, liability for damages based on the consideration that would have otherwise been payable to the holders of Partnership Units). “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

9.4 Fees and Expenses.

(a) In the event that (i) an Alternative Proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the

Partnership Meeting (or, if the Partnership Meeting has not occurred, prior to the termination of this Agreement pursuant to Section 9.1(e)) and (ii) this Agreement is terminated by the Partnership or Parent pursuant to Section 9.1(c), Section 9.1(e) or Section 9.1(f) and (iii) the Partnership enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within twelve months after the date this Agreement is terminated, then the Partnership will pay to Parent the Termination Fee minus the Expenses previously paid or reimbursed by the Partnership, upon the earlier of the public announcement that the Partnership has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 9.4(a), the term “Alternative Proposal” has the meaning assigned to such term in Section 7.3(j)(i), except that the references to “20% or more” are deemed to be references to “50% or more.”

(b) In the event this Agreement is terminated (i) by Parent pursuant to Section 9.1(c) or (ii) by the Partnership pursuant to Section 9.1(d), in each of cases (i) and (ii), the non-terminating party will pay the terminating party, within two Business Days after the date of termination, the Expenses.

(c) In the event this Agreement is terminated by (i) Parent pursuant to Section 9.1(g), then the Partnership will pay to Parent, within two Business Days after the date of termination, the Termination Fee or (ii) the Partnership pursuant to Section 9.1(h), then the Partnership will immediately prior to or simultaneously with such termination pay to Parent, the Termination Fee.

(d) Any payment of the Termination Fee or Expenses (or applicable portion thereof) will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(e) The Partnership acknowledges that the provisions of this Section 9.4 are an integral part of the transactions contemplated hereby and that, without these agreements, Parent would not enter into this Agreement. The parties agree that in the event that the Partnership pays the Termination Fee to Parent, the Partnership has no further liability to Parent of any kind in respect of this Agreement and the transactions contemplated hereby.

(f) As used herein, (i) “Termination Fee” means a cash amount equal to $64,875,000, and (ii) “Expenses” means the reasonable and documented out-of-pocket expenses of a party incurred in connection with the negotiation, execution and delivery of this Agreement and the performance of the transactions contemplated hereby up to an aggregate amount equal to $16,425,000. In no event will the Partnership or the Parent be required to pay the other Party’s Expenses on more than one occasion.

(g) In no event shall Parent be entitled to more than one payment of the Termination Fee in connection with this Agreement pursuant to which the Termination Fee is payable, and if the Termination Fee is payable at such time as Parent has already received payment or concurrently receives payment from the Partnership in respect of Parent’s Expenses, the amount of such Expenses actually received by Parent shall be deducted from the Termination Fee.

(h) Except as otherwise provided in this Agreement, including in this Section 9.4, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement; provided, that Parent and the Partnership shall each bear and pay one-half of (i) the fees payable in connection with the filings required to be made under the HSR Act and (ii) the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement.

(i) Each of the Parties acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties, by action taken or authorized by the respective boards of directors of their general partners; provided, however, that following receipt of the Partnership Unitholder Approval, there will be no amendment or change to the provisions of this Agreement that by Law would require further approval by the Partnership Unitholders without such approval. Notwithstanding the foregoing, in addition to any other approvals required by the Partnership’s or the Partnership GP’s constituent documents or under this Agreement, any waivers by the Partnership or the Partnership GP of, or any amendment, supplement, modification or change of any of the provisions of this Agreement other than the provisions in Article IV (except those relating to issuances of equity) or of the Contingent Class B Waiver or the Class C Agreement must be approved by the Conflicts Committee prior to such action by the Partnership Board or the Partnership GP. Further, unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the Partnership Board or the Partnership GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Conflicts Committee.

10.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

10.3 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

10.4 Notices. All notices and other communications hereunder will be in writing and deemed given if delivered personally or by a nationally recognized overnight courier, by facsimile transmission, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

(a)	If to Parent or Merger Sub, to:

Breitburn Energy Partners LP

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

Attention: Gregory C. Brown

Facsimile: (213) 225-5916

With copies to (which does not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Sean T. Wheeler / Michael E. Dillard

Facsimile: (713) 546-5401

(b)	If to the Partnership, to:

QR Energy, LP

5 Houston Center

1401 McKinney Street, Suite 2400

Houston, Texas 77010

Attention: Gregory S. Roden

Facsimile: (713) 452-2231

With copies to (which does not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Jeffery B. Floyd / Jeffery Malonson

Facsimile: (713) 615-5660

Notices will be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date five Business Days after dispatch by certified or registered mail.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Parties, except that (i) Merger

Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent and (ii) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent, but no such assignment shall relieve Parent, Parent GP or Merger Sub of any of its obligations hereunder. Any purported assignment not permitted under this Section 10.5 shall be null and void.

10.6 Entire Understanding; No Third-Party Beneficiaries. This Agreement together with the Registration Rights Agreement, the Lock-up Agreement and the Confidentiality Agreement constitute the entire agreement and understanding of the Parties with respect to the matters therein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon, inure to the benefit of the Parties and, subject to Section 10.5, their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and, except (a) as provided in Section 7.10 (which will be to the benefit of and enforceable by the Persons referred to in such Section), (b) following the Effective Time, the rights of holders of Partnership Common Units and Partnership Class B Units to receive the Merger Consideration and the right of the holders of Partnership Class C Units to receive the Cash Consideration and (c) as provided in Section 10.13 (which will be to the benefit of and enforceable by the Financing Sources).

10.7 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.8 Jurisdiction.

(a) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c) Each of the Parties agrees that it will not, and it will not permit any of its controlled Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any Financing Related Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan (and the Parties hereto agree to submit to the exclusive jurisdiction of, and venue in, such court in connection therewith), and that the provisions Section 10.9 relating to waiver of jury trial shall apply to such action, cause of action, claim, cross-claim or third-party claim.

10.9 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.10 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.11 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 10.11 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.12 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing or the termination of this Agreement if this Agreement is validly terminated in accordance with Article IX prior to the Closing; provided, however, that if the Closing occurs, the agreements of the Parties in Sections 3.2, 3.3, 3.4, 3.5, 7.10, 7.15, 7.16, 7.18 and Article X will survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Sections 7.6, 9.2, 9.3 and 9.4, and this Article X will survive such termination. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

10.13 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Partnership Entities agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, Partnership Unitholders, agents and other representatives and controlled Affiliates (the “Partnership Parties”) that Parent’s, Parent GP’s and Merger Sub’s financial institutions and their respective Affiliates (collectively “Financing Sources”), and each of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives and Affiliates, and each of their successors and assigns (collectively, “Finance Related Parties”) shall be subject to no liability or claims to the Partnership Parties in connection with the financing of or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to Section 10.6(c), Section 10.8(c) or this Section 10.13 (or amendment or modification with respect to any related definitions as they affect the second paragraph of Section 10.6(c), Section 10.8(c) or this Section 10.13) shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Financing Related Parties), (b) no amendment or modification to Section 9.4 (or any amendment or modification with respect to any related definitions as they affect Section 9.4) that would be adverse to the Financing Sources or the Financing Related Parties shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Financing Related Parties), and (c) each Financing Source and Financing Related Party shall be an express third party beneficiary of, and shall have the right to enforce, the second paragraph of Section 10.6(c), Section 10.8(c) or this Section 10.13. Each of the Parties hereto agrees that Section 10.3 notwithstanding, this Section 10.13 shall be interpreted and any action relating to this provision shall be governed by the laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts, all as of the day and year first written above.

BREITBURN ENERGY PARTNERS LP

By:	Breitburn GP LLC, its general partner

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Chief Executive Officer

BREITBURN GP LLC

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Chief Executive Officer

BOOM MERGER SUB, LLC

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Chief Executive Officer

QR ENERGY, LP

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

QRE GP, LLC

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

SIGNATURE PAGE TO MERGER AGREEMENT